COLLECTIVE
AGREEMENT

Between:	BEMAG TRANSFORMER INC.

33, rue Racine

Farnham (Quebec) J2N 3A3

Called hereafter:   The employer

And:	QUÉBÉCOIS TRADE UNION OF THE EMPLOYEES AND EMPLOYEES OF SERVICE, LOCAL SECTION 298 (FTQ)

565, boul.  Crémazie Is, office 4300

Montreal (Quebec) H2M 2V6

Called hereafter:   The trade union

2014
-
2017

TABLE OF CONTENTS

Articles

1	PURPOSE OF AGREEMENT	5
2	DEFINITIONS	5
3	TRADE-UNION RECOGNITION	7
4	MANAGEMENT RIGHTS	7
5	DISCRIMINATION	8
6	TRADE-UNION MEMBERSHIP	8
7	TRADE-UNION MEETINGS	9
8	UNION ACTIVITIES AND FREEDOM OF ACTION	9
9	ABSENCE FOR PUBLIC SERVICE	11
10	UNPAID LEAVE	12
11	SENIORITY	12
12	VOLUNTARY CHANGE	15
13	DISCIPLINARY MEASURES	18
14	GRIEVANCES	19
15	WORK HOURS	21
16	OVERTIME	22
17	PAID LEAVES	23
18	HOLIDAYS	25
19	VACATIONS	26
20	SAFETY AND HEALTH	27
21	PAYMENT OF WAGES	29
22	TRAINING	31
23	LAY-OFF NOTICES	32
24	RESTROOMS	32
25	PARKING	32
26	PERSONAL VEHICLE	33
27	APPENDICES AND LETTERS OF AGREEMENT	33
28	SUBCONTRACTING	33
29	ACQUIRED PRIVILEGES	34
30	SOLIDARITY FUNDS FTQ	34
31	INSURANCES	34
32	SICK PAY	35
33	TERM OF AGREEMENT	36
	APPENDIX A - TITLES OF EMPLOYMENT, RATE AND SCALES OF WAGES	38
	APPENDIX B - SHIFT PREMIUMS	41
	LETTER OF AGREEMENT	43

ARTICLE 1

PURPOSE OF AGREEMENT

1.01

The goals of this agreement are to promote and maintain relations harmonious between the employer, the employees and the trade union, to establish right work conditions for the employees and a mechanism facilitating the regulation of objections which can occur throughout agreement.

ARTICLE 2

DEFINITIONS

2.01	For the ends of interpretation and application of the provisions of the agreement, unless the context is opposed to it, the following terms mean:

2.02	Agreement

The present collective agreement of work.

2.03	Paid employee

Any employee with the employment of the employer and subjugated to the collective agreement.

2.04	Paid regular wage-earner

Nominate any employee who supplemented the period of probation. This employee holds a station.

2.05	Nobody part-time wage-earner

Nominate any employee engaged or affected to replace all absences or to counter a temporary addition of work one duration maximum six (6) months.

2.06

As soon as a new employee finishes the period of probation, the employer must inform the person  in writing of the statute (wage-earner regular or part-time) who is granted to him, with copy with the local trade union.  The same procedure applies when the employee changes statute.

2.07	Nobody paid in probation

Nominate any employee who did not supplement the period of probation envisaged in paragraph 11.02.

2.08	Promotion

Assignment of a employee of a title of employment, envisaging a standard of higher wages.

2.09	Demotion

Assigning an employee from one job title, providing for a wage at a lower rate .

2.10	Transfer

Indicate the assignment of a employee of a station with another, with or without change of title of employment, and comprising a rate or a scale of wages of which the maximum is identical.

2.11	Supplantation

Action of an employee who by virtue of his seniority rights, is ousted from his post by another employee.

2.12	End of the week

Saturdays and Sunday.

2.13	Day of rest

Full a twenty-four (24) hours period.

2.14	Trade union

Québécois trade union of the employees and employees of service, local section 298 (FTQ).

2.15	Employer

Transformer Bemag lnc.

2.16	Wages

For purposes of applying the benefits provided under this agreement, the salary and bonuses and benefits related to employment.

Moreover, when referring to the concept of annual salary or any other equivalent expression, this includes any compensation received as a holiday and paid leave under the provisions of this Agreement.

ARTICLE 3

TRADE-UNION RECOGNITION

3.01	a) The employer recognizes the trade union as being the single agent negotiator and agent of the paid employees aimed by the certificate of emitted accreditation October 2nd the 1998.

b) If a difficulty of interpretation arises about the certificate of accreditation, it belongs to the Commission of the business relations to interpret the direction of this text and no court of arbitration can be invited to come to a conclusion about this interpretation.

3.02

No particular agreement relative to different work conditions or not envisaged with the collective agreement is valid unless it received the written approval of the trade union. The employer transmits to the trade union copies directives on the work conditions addressed to a group or the whole of the paid people.

3.03	The people excluded from the unit of negotiation do not achieve the work which concerns in all or partly the unit of negotiation, except in the following circumstances:

a)Necessary work in the event of urgency or in waiting of the arrival of a employee  recalled to work.

b) Necessary work and reasonable having for goal the training or the formation of the employee, as within the framework of the development of a new manufacturing process, a new product or within the framework of tests relative to new equipment or new tools. Such a work should not on foot have like consequence a setting or an abolition of station or prevent the creation of a new station beyond of a three (3) months period in this last case.

c) Necessary work can imports the circumstances to protect the life from the paid people or to avoid or decrease by the damage at the time of the imminence of a disaster.

ARTICLE 4

MANAGEMENT RIGHTS

4.01

The trade union acknowledges the right of the employer to the exercise of his way, management and administration, administrative duties compatible with the provisions of this agreement and the relevant laws.

ARTICLE 5

DISCRIMINATION

5.01

a) For purposes of application of this collective agreement, neither the employer, neither the trade union, nor their respective representatives, exert threats, constraints or discrimination against a person paid because of her race, of its color, its nationality, its social origin, its language, its sex, its sexual orientation, its civil status, its age, its religious beliefs or their absence, his political opinions, its handicap, or the legitimate exercise and in good faith of a law which present convention or the law recognizes to him.

b) In spite of what precedes, a distinction, exclusion or preference based on the necessary requirements to achieve the tasks of a station are famous nondiscriminatory.

ARTICLE 6

TRADE-UNION MEMBERSHIP

6.01	All employees must be member of the trade union during the signature of this agreement, like condition of the maintenance of their employment.

6.02	As of their date of entry, all the new employees must become members of the trade union as a condition of their employment.

6.03	The employer is not held, under the terms of paragraphs 6.01 and 6.02, to dismiss a employee because the trade union will have eliminated it from its frameworks unless:

a)            The employee was engaged against a provision of the collective agreement;

b)           The employee took part, at the instigation or with direct aid or indirect of its employer or a person acting for this last, with an activity against accredited association.

However, the aforementioned employee will remain subjected to the stipulations of paragraph 6.04 of present.

6.04	Like condition of the maintenance of their employment, all the employees must pay the trade union an amount equal to the trade union due fixed by the trade union.

6.05

The employer retains as of the first pay, for the duration of this agreement, on the pay of each employee, the trade union due fixed by the trade union and sends one (1) time per month the sums thus perceived, at the latest the fifteen (15) of the month, with the general secretary of the trade union.

It falls to the employer to see with the integral application of this paragraph.

6.06	The employer monthly provides in double specimen to the trade union the following information:

a)           Names of the subscribed paid people and amounts thus selected;

b)           The name of the people who leave the use and the date of their departure;

c)           The name of the new paid people and their date of recruitment;

d)           Changes of address and phone number brought to its attention.

6.07	a)	If an employee is absent at the time to pay her trade union due, the deduction must be made with same the first pays that it receives immediately after her return to work.

b)           The amount to deduct each week in order to catch up with the arrears is fixed by agreement between the employer, the trade union and the employee.

c)           For the vacancies, the trade union due is retained on the pay poured at the beginning for the vacancies.

6.08

When one or the other of •parts requires of the Commission of labor relations to rule if a person is understood in the unit of negotiation, the employer retains the trade union due or his equivalent until the decision of the Commission of the labor relations to then give it in accordance with the aforementioned decision. This reserve is done as from the beginning of the month following the deposit of a request for this purpose.

6.09	The amounts of union dues must appear on the forms T4 and RL-1.

ARTICLE 7

TRADE UNION MEETINGS

7.01

The employer meets at the disposal of trade union a table and a board to display which is closed and lock which is used exclusively for the trade union used.  It is understood between the trade union and the employer that all documents display on that board to take prejudice to the employer, customers and suppliers.

ARTICLE 8

UNION ACTIVITIES AND FREEDOM OF ACTION

8.01

a)The trade union and the employer recognize and are appropriate that the paid people members of the executive should not take that time reasonably necessary during the work hours to see with the application of this agreement. The employee should never leave her work station without the preliminary permission of the employer to fulfill her functions of union representative. The employer does not refuse the permission with the deputy person to leave his station to see with the application of agreement except if its absence disturbed the normal operations of production. In this last case, the employer can limit to fifteen (15) minutes per day the time of intervention, if necessary.

b) The people officers appointed by the trade union can go away from their work, without balance, to attend the congresses of the various trade-union authorities like to the other trade-union activities. The employer can refuse any trade-union release for more than two (2) people paid at the same time.

c) The employer pays the regular wage with the person thus released and dispatches with the trade union a state of account for this purpose including the date and the duration of each absence. The trade union refunds the employer as soon as possible. The whole is made for the person paid without loss of advantages and its absence constitutes one of them authorized.

d) With the preliminary permission of the employer, a maximum of two (2) members of the executive can, during the normal hours of work, to go away from their work without loss of wages to meet.

e) The Employer will grant three (3) hours of deliberation of trade-union per week one (1) employee designated by the union for the purposes of this collective agreement and the grievance.

Such release has an effect over a period of twenty-four (24) hours. The employee is deemed to be at work.

8.02

The employee designated by the trade union to form the committee of negotiation can go away from their work for the negotiation sessions, conciliation or arbitration for the renewal of the collective agreement.  The committee is made of two (2) employees.

During such absences, employees are deemed to be at work. The period extends over a period of twenty four (24)

8.03

At the time of the arbitration, each party shall pay the fees and expenses of its representatives and witnesses who will be assigned.
The employer pays the regular salary to these representatives and witnesses and sends to the trade-union a statement that mentions the date and duration of these absences. The trade-union shall reimburse the Employer within thirty (30) days of the statement shipped by the employer.

8.04	Unpaid leave for trade-union function

On written request of the trade union, the employer releases a person paid to achieve a trade-union function.

If it is about a nonelective function, the employee must make her choice within a time twenty-four (24) months as from her release. The expired time, it cannot require to return to the service of the employer and it is regarded as having given its resignation.

8.05	In the case of an elective function, the unpaid leave is renewable year by year in as much as the continuous employee to occupy this function and that she makes the request of it.

8.06	During the absences envisaged in paragraphs 8.04 and 8:05, nobody paid preserve his seniority but it receives nor does not acquire any wages and other benefit.

8.07	The employee who wishes to take again their employment and which meets the above-mentioned conditions must give to the employer a written notice of at least fifteen (15) days.

8.08

With the return of the employee exerting a trade-union function according to methods Ci-high envisaged, the employer takes again this person paid with the employment which it usually occupied at the time of the beginning of her leave, except if its station were abolished and, in such a case, the relative tendencies with supplantation apply.

8.09

It is understood that any permission of absence, granted according to the manner envisaged to the present article, does not assign the statute of a employee given to the provisions of paragraphs 2.04 and 2.05.

8.10	The trade union informs in writing the employer of the name of the members of the executive committee of the local trade union.

8.11	a)

The employer receives on go preliminary, at his offices or any other place which it determines, the representative external of the trade union in order to discuss with him a specific problem concerning the application or interpretation convention.

b) The external trade-union representative may, after obtaining the prior approval of the employer, which will not be refused without reasonable cause, to meet a member of the union executive and /or a person employed in the workplace and without loss of pay for such persons.

8.12	The employer provides a room for the appointed trade-union representatives, of exclusive use and which has at least one table, chairs, file cabinet, a telephone and internet access.

ARTICLE 9

ABSENCE FOR PUBLIC SERVICE

9.01

The employee candidate with the performance of a civic duty is entitled to a thirty (30) days unpaid leave preceding the date by election. If she is elected to that the station, she is entitled to an unpaid leave for the duration of her mandate, if it is about a mandate requiring a full availability of its share. In this case, the employee preserves her seniority. At the end of her mandate, the employee will have to warn in writing the employer at least fifteen (15) days in advance of its desire of to resume work.

9.02

Any employee who must appear before Court or with an investigation before or after her normal day of work, during a leave, in a cause which has occurred in the course of her work and in relation to her work or implying the employer or in a cause of industrial accident, is refunded by the employer of any loss of wages and the expenditure caused with part (s) justifying (s) for her appearance.

ARTICLE 10

UNPAID LEAVE

10.01

The employee with at least one (1) year of service is entitled to leave without pay for a maximum period of twelve (12) months. During the leave, the employee will accumulate seniority during the first thirty (30) days only.

Such leave is obtained by giving four (4) week’s notice; the employer may limit to two (2) employees at the same time for the use of the leave, if applicable, the choice will be made by seniority.

10.02

The regular employee is entitled one (1) time per year a leave without pay for a maximum period of one (1) month.

Such leave is obtained by giving two (2) weeks; the employer may limit an employee at the same time the use of the leave, if applicable, the choice is made by seniority

ARTICLE 11

SENIORITY

11.01

The general seniority is made up by the working life inside the unit of negotiation of a person paid for the employer, in accordance with the terms of this convention.  Is also recognized, for the paid people aimed by the certificate of accreditation, the duration of the service carried out for the employer before October 2nd 1998.

11.02

A new employee is considered in period of probation until it supplemented seven hundred and twenty (720) hours of presence to work. In the event of disciplinary measures, dismissal, it is not entitled to the procedure of objection and arbitration.

Once the period of probation is complete, the employee acquires its rights of seniority retroactively to its date of recruiting.

If the employer takes again with his service a employee who did not finish before her period of probation because of a lack of work, this employee, to acquire her seniority, does nothing but supplement the work hours which missed at its period of preceding probation, in the condition however that it did not run out more one (1) year since his departure.

11.03

The seniority accumulates in accordance with the provisions of this convention and as long as it is not lost. The employee can take advantage of her rights of seniority for all the functions covered by the unit of negotiation of which it can fill the normal requirements of the function.

11.04	An employee loses all her rights of seniority and it is put an end to its employment in the following cases:

a)Voluntary resignation;

b)Dismissal due to just and sufficient;

c)Setting on foot for a period exceeding twelve (12) months;

d)Sick leave or accident including industrial accident exceeding twenty-four (24) months;

e) If the employee laid off does not return to work within six (6) working days of the dispatch of a notice sent by the employer to the          last known address of the employer.

f) If the employee is absent from work for three (3) consecutive working days or more without reasonable cause or without warning  while she was able to do so.

11.05	The seniority is general and must:

To prevail in the cases of promotion, transfer, retrogradation, new occupation, put on foot, recall with work, provided that the employee can fill the normal requirements of the task. The seniority which must prevail is that acquired at the time when the event occurs described previously. During the posting of a station, the seniority acquired at the last day of posting prevails. Such provisions do not apply for the functions of team leader.

In the case of recall with the work of a employee, the employer proceeds by registered letter or another means with acknowledgment of delivery transmitted to the last address provided by the employee. A employee must present herself to work the day envisaged with her opinion of recall. Between the forwarding of the opinion of recall and the date of the presence to work required, the employer must respect five (5) working days a minimum time. This time can be more short if the employee authorizes to it and that it is able to present itself to work more quickly on the instructions of the employer. In the interval, the employer uses the services of the part-time paid people for the work, if necessary.

No new employee or no other person whatever it is can be engaged as long as all the paid people put on foot who are able to fill the normal requirements of the task were not recalled in accordance with the preceding paragraph.

11.06	Mechanism of job security

a) During a partial reduction of personnel, the employer shall first within each occupation for which lay-offs  are necessary. Employees who are laid off reverse order of seniority and are called back to work, if place, in order of seniority.

b) An employee laid off may displace a person employee with less seniority.

c) An employee supplanted by the above described procedure can, in turn, rely on the same procedure, and so on until no employee supplanted can supplant another. The employee is then laid off with a notice of five (5) working days.

d)  To supplant, a employee must fulfill the requirements normal of the task.

E)  Seniority

The employer confirms with the person in writing paid and with the local trade union by indicating the title of employment, the statute, it service, the quarter of work, the number of work hours per day and it many days per week.

11.07	a)	In spite of paragraph 11.01, the seniority of the people paid with part time accumulates one day at each eight (8) hours of presence with work.

b) When a part-time employee obtains a station, sound seniority is converted at a rate of twenty-two (22) days of seniority is equivalent to one (1) calendar month.

c) Except contrary provisions, the employee part-time, absent for one or the other of the reasons envisaged with convention accumulates her seniority according to her twelve (12) last month average of presence to the work or, failing this, since her date of recruiting.

11.08

October 1st of each year, the employer posts and gives to the trade union a list of all the paid people aimed by the accreditation. This list understands the following information: name, seniority, date of recruiting, classification, address, wages, insurance number social and phone number. The list posted for one sixty (60) days period understands only the name, the seniority, the date of recruiting and classification. If the employee requires it, its insurance numbers social and of telephone as its address will be held secret and not revealed with the trade union.

Any employee can, during this period of posting, to dispute the exactitude of the information indicated on this list and this, by way of objection in accordance with the provisions of the collective agreement.

If a employee is absent during the period of posting, the employer forwards to him a written opinion indicating his seniority and his date of recruiting. In the thirty (30) days of the reception of this opinion, the employee can dispute the contained information.

If the seniority or the date of recruitment of a employee is corrected following a dispute under the terms of the present article, this new seniority or date of recruiting has a retroactive effect.

In the absence of dispute, the posted list becomes final and official. If there is an objection on part of the list, the remainder of this one becomes final and official in waiting which the list is corrected or is the object of an arbitration decision or a withdrawal of the objection.

11.09

If it necessary to observe the rules of the seniority under the terms of present convention, the employer and a representative of the trade union proceed by lottery to decide between and determine the privileges of the paid people having the same seniority.

ARTICLE 12

VOLUNTARY CHANGE

12.01

Any vacant post or lately created governed by the accreditation is posted at the usual places during one five (5) working days period. At the same time, the employer transmits copy of posting to the trade union. Within a reasonable delay preceding posting, the employer forwards copy posting with any employee goes away for one or the other from the reasons envisaged with convention.

12.02	A station is regarded as vacant when the regular employee who occupied it left in a final way.

12.03

Unless the station is not abolished, when a station becomes vacant, posting is done in the five (5) working days following the release of the station; at the same time, the employer transmits copy of the aforesaid posting to the local trade union.

12.04	Indications being parts of the station and having to appear on postings are:

a)The title of employment;

b)The statute;

c)The period of posting;

d)Requirements of the station;

e)The number of hours per week;

f)The quarter of work.

12.05

Any employee has the right during the period of posting to present her written candidature for the employer unless the employee could successfully supplement the trial period for the aforementioned station and this, in the six (6) months preceding the period by posting.

12.06

The station must be granted and is filled by the employee who has the most seniority among those which presented their candidature for the condition than it can satisfy the normal requirements with the task.  The requirements must be relevant and in relation to the station to be filled. In the event of objection, the burden of the proof belongs to the employer.

For this purpose, the employer posts the nomination in the ten (10) days which follow the end of the period of posting envisaged to paragraph 12.01. Copy this posting is transmitted immediately to the local trade union and to the employee concerned.

If the employer did not receive any candidature at the end of the period of posting envisaged in paragraph 12.01 or that all the candidatures were rejected for a valid reason, subject to the disputes if necessary, the employer proceeds to fill the station by using resources external with the unit of negotiation.

12.07	The vacancy created by promotion, the transfer or the retrogradation following or of postings must also be posted according to procedure Ci-high mentioned.

12.08

The employer shall give the candidate to which the position is assigned a trial period of a maximum of thirty (30) working days during which she receives the required training to allow them to adapt. This period cannot be interrupted without an absence authorized by this convention. If the employee is maintained in its new position at the end of the trial period, he is deemed at that time, to meet the normal requirements of the job.

12.09

During the trial period, the employee who decides to reinstate her old station or which has to reinstate her old post office at the request of the employer does it without damage with her rights acquired to her old station. If the employee has to reinstate her old station, it falls to the employer to prove that the employee did not satisfy the normal requirements with the task.

12.10	a) The employee assigned to a station out of field of application of this convention is entitled to one trial period twelve (12) months.

b) In any time before the expiry of the trial period, the employer can turn over the person paid to his preceding station and the employee can voluntarily go back there.

c) With the expiry of the trial period, such a employee loses the rights which acknowledges to him present convention and, if it turns over to a station inside the unit of accreditation, it is regarded as a new person paid without seniority.

d) Such an assignment with the possibility of return envisaged to the subparagraph b)

can be carried out only once.

12.11	In the process envisioned by paragraph 12.01 and following, the employer can always fill by paid people the station temporarily for necessary time until the allotment procedure of station is finished.

12.12	Stations

When the employer abolishes a position, he must give a  written two (2) week notice to the employee concerned and the local union. In the absence of such notice, the employee must receive the same pay as he received before the elimination of his position and this, for the whole period of notice.

The employer gives the employee whose position is abolished permanently the right to supplant another employee with less seniority. To supplant, the employee must meet the normal requirements of the job.

The Employer shall grant a trial period of a maximum of thirty (30) working days during which he receives the required training to allow him to adapt. If the employee cannot perform the job satisfactorily, the employer assigns him to another position.

ARTICLE 13

DISCIPLINARY MEASURES

13.01

Any measurement or disciplinary opinion is addressed to the employee in writing and contains the explanatory memorandum. A copy of this disciplinary measure is sent in forty-eight (48) the hours to the trade union and the local trade union. In any disciplinary matter the burden of the proof belongs to the employer.

13.02	In all the cases of dismissal or suspension, the employer can meet the employee concerned to explain his reasons and this, before imposing the sanction.

13.03

At the time of a disciplinary opinion, of a dismissal or a suspension, the employer transmits in writing to the person paid with copy with the trade union and the local trade union, all the facts and reasons known at the time of measurement which caused the disciplinary opinion, the dismissal or the suspension. Subsequently, so from other facts justifying the disciplinary opinion, the dismissal or the suspension comes to knowledge from the employer, those will be communicated to the trade union and this, at least thirty (30) days before the date of hearing of the objection, if necessary.

13.04

Any employee convened by the employer for disciplinary reasons must be accompanied by her union representative. At the time of this interview, the employee and the union representative are remunerated as follows. If this convocation takes place during the normal day of work of the paid people, these paid people do not undergo any loss of wages because of the convocation. If the paid people are convened after their normal day of work, they will be remunerated for the time spent in an interview with the representatives of the employer.

13.05	No employee will be held to present itself apart from her normal hours of work with a convocation requested by the employer.

13.06

On request with the personnel manager or her representative, a employee can, with the preliminary permission of the employer and over her work hours, to consult her disciplinary file in the presence of an union representative, if she wishes it. She can also obtain copy of the relevant parts for a hearing in relation to an objection or an industrial accident or occupational disease. The employee cannot misuse her right to consult her disciplinary file. In any event, the consultation of the disciplinary file should not be made if the normal operations of production are affected.

The employer gives or forwards in the seven (7) days to the dismissed employee a complete copy of his file.

13.07	A disciplinary measure which is rescinded by the employer or is declared nonfounded by the referee cannot be called upon against the employee.

13.08

No consent signed by a employee can be to him opposite in front of a referee unless it is about a consent signed in the presence of a witness or that the employee does not raise opposition to this consent.

13.09

An arbitration court may examine the circumstances surrounding the resignation of an employee and the value of said consent.

Notwithstanding any form of the employer upon resignation with notice, the employee may revoke his resignation if he notifies the employer within two (2) working days of receipt of the resignation notice.

13.10

The employer withdraws file of the employee, with the expiry of one twelve (12) months period, any opinion of disciplinary measure or reprimand put forth with regard to a person paid in the condition that it there of similar offense in the twelve (12) following months did not have the opinion or reprimands.

In spite of what precedes, the period during which the employee prevailed herself of the unpaid leave mentioned in paragraph 10.01 of  present collective agreement is not entered for purposes of the application of the paragraph which precedes.

13.11	File of the employee Formulas having to appear with the file of the employee:

Formulate job application; Promotion, transfer, retrogradation; Disciplinary measure;

Report of absence and delay;

Medical reports;

Reports of industrial accident.

ARTICLE 14

GRIEVANCES

14.01	An objection means very felt sorry for or disagreement referring directly or indirectly to the work conditions, the collective agreement or the law.

14.02	The parts try to regulate the objections as quickly as, possible.

14.03

The grievance must be submitted in writing to the employer by the employee, the union or the local union within thirty (30) days of the knowledge due to the grievance. The employer must provide a written response within ten (10) working days following the receipt of the grievance.

14.04	In the event of unsatisfactory answer or in the absence of answer, the trade union can subject the objection to the arbitration.

14.05	The trade union can make and subject an objection on its behalf in the name of a employee, of a group of paid people or the whole of the paid people.

14.06	The employee who leaves the service of the employer without to have perceived the totality of the sums which are due for him can claim them by way of objection.

14.07	The objection is heard by single referee, chosen by the parts and, in the absence of agreement on the choice of a referee, the Labor Code applies.

14.08	The expenses and fees of the referee are paid with shares equal by the parts to present.

14.09	When the decision of the referee implies a monetary compensation, it can order that the legal interest is added on the real amount and this, as from the deposit of the objection.

While rendering a decision about an objection, the referee should not withdraw, add or modify anything in present convention.

14.10

With regard to disciplinary matters, the single referee can confirm, modify or break the decision of the employer; he can, if necessary, substitute for it the decision which appears right to him and reasonable taking into account all the circumstances of the business.

14.11	Burden of tasks

14.12

In the case of an objection of burden of the tasks, the single referee can appreciate the workload and order to the employer to apply corrective measures when the burden of tasks is objectively unreasonable.

ARTICLE 15,

WORK HOURS

15.01	The normal work week for the regular day and evening shift employees is thirty-eight (38) hours spread from Monday to Friday inclusive.

The normal work week for regular day shift employees assigned to the receiving service and shipping is thirty-seven hours and one half (37 1/2) hours spread from Monday to Friday inclusive.

The normal work week for the regular night shift employees is thirty-seven hours and one half (37 1/2) hours spread from Sunday evening to Friday morning inclusive.

Notwithstanding the foregoing, the employer may, if the needs of the service requires, create week end jobs. The employer must also comply with a seven (7) day notice upon a change in working hours if necessary, the choice of working hours is done by seniority.

15.02

a)The normal work day for employees day and evening shifts is eight (8) hours and forty-five (45) minutes for the first four (4) days of the week (Monday to Thursday) and five (5) hours on Friday.

Day shift:       7h00 to 15h45 from Monday to Friday

               7h00 to 12h00 on Friday

Evening shift:  15h45 to 0h30 from Monday to Friday

               12h00 to 17h00 on Friday

The normal work day for employees assigned to the receiving service and shipping is seven in a half hours(7 1/2) from Monday to Friday.

Day shift – receiving and shipping

               9h00 to 17h00 from Monday to Friday

The normal work day for the night shift employees shall be seven and one half (7 1/2) hours from Sunday to Friday morning.

Night shift: 23h00 to 7h00 from Sunday night to Friday morning.

b)Working hours that make up the length of the normal work day shall be consecutive, subject to meal and rest periods.

c)The regular employees are not subject to a system of rotation shift.

15.03	The employees are entitled to an unpaid period of thirty (30) minutes for meals and they are not required to take them in the establishment.

15.04	Every employee is entitled to two paid rest periods of fifteen (15) minutes per shift. This time includes the time of travel between the workstation and the rest place.

ARTICLE 16

OVERTIME

16.01

All work authorized and executed in addition to the employee’s normal week will be considered overtime and shall be paid at the regular rate of pay plus fifty percent (50%).

A holiday granted by the employer and planned under the trade-union agreement or an absence from work for a valid reason is considered as time worked in the sum of the working hours.

16.02

Overtime to be done after the shift is offered in order of seniority for employees currently at work that are part of the classification where the overtime needs to be done and who can do the work required.

Overtime to be done before a shift is offered by seniority to employees who need to be at work on that shift and that are part of the classification where overtime needs to be done and are able to do the work required.

If an insufficient number of employees are willing to do the extra work, then it is offered as described above, in order of seniority to employees who can do the work required.

Notwithstanding any other layout of the trade-union agreement, no employee should work more than sixteen (16) hours per day. In addition, there must always have a period of eight (8) hours between the end and the beginning of work.

16.03	Any employee can refuse to make additional time.

However, if it is impossible to find one or of the paid people who agree to make additional time and if it is essential to make it for the good walk of the operations, the employer can nominate the employees having less seniority in their function to do it. However, the conditions stipulated in this article should not become the common practice of the employer.

16.04

The employer maintains available and accessible compilation from the hours worked in additional time and the hours refused by each regular employee. He transmits a copy of this compilation to the trade union, with his request.

16.05	If the employer holds of the meetings concerning work apart from the hours of the normal week of work, the paid people held to assist to with it are then remunerated by the rate and half (1 1/2).

16.06	Additional work is paid at the same time as the pay according to that of the period during which work was made.

16.07	In spite of this which precedes, at the request of the employee, payment for the overtime is replaced by a one duration paid vacation equivalent to overtime carried out, raised of fifty percent (50%).

The choice of the days of leave is established after agreement with the employer. Such days must be taken in the twelve (12) months following overtime carried out, in the absence of what they are automatically paid.

16.08	For purposes of the calculation of overtime, the annual leaves and been unemployed and paid bank holidays are compared to workdays.

16.09

One period of fifteen (15) minutes rest is granted to the person paid between the end of its normal day and the beginning of the additional period of time.  Any two (2) hours period run out in additional time call one period of fifteen (15) minutes rest.

ARTICLE 17

PAID LEAVES

17.01	a)	Spouse

That which became it in consequence of a legally contracted marriage in Quebec or elsewhere and recognized like valid by the laws of Quebec or by the fact for a nonmarried person paid of to reside permanently since more one (1) year with a person nonmarried that it represents publicly like its person joint being specified that the dissolution of the marriage by divorce or cancellation makes lose this statute of anybody joint just as the separation in fact since more than three (3) months in the case of one marriage not legally contracted.

b)           Child

A child of the employee, the joint person or two.

17.02	Any employee having supplemented her period of probation, profits from a leave without loss of wages in the following cases:

a)           Death of the spouse or a child: five (5) days as from the death or of another date authorized by the employer;

b)           Death of his/her father, his mother, her brother, his sister: four (4) days without count death or of another date authorized by the employer;

c)           Death of his/her father-in-law, his mother-in-law, her daughter-in-law, her son-in-law, his grandparents, his brother-in-law, his sister-in-law, her grandson or his grand-daughter: two (2) days;

d)           Birth or adoption: five (5) days paid, plus one (1) week without balance if the employee wishes it.

e)           A employee having supplemented her period of probation in the case of has right death of the grandfather or the grandmother of the spouse: I day of the funeral without treatment;

f)     In all cases under this section, an employee must notify the employer as soon as possible after knowledge of the event. When required, the employee must provide the employer proof of death.

17.03

A employee, having supplemented her period of probation, is entitled to one (1) day off without loss of wages, at the time of her marriage. This leave is taken the day of the marriage or the day before its marriage.

A employee can also go away from work, without wages, the day of the marriage or the civil union of the one of her children, her father, her mother, a brother, a sister or a child of joint sound.

17.04	At the time of the absences mentioned in the paragraphs which precede, the employee receives a remuneration equivalent to that which it would receive if it were with work this day.

17.05	Parental leave and of maternity

In addition to the layout of the provincial or federal laws and regulation, the father or mother of a newborn or adopted child are entitled to an unpaid leave for a maximum of two (2) years.

Such leave is obtained with a notice of at least four (4) weeks and shall begin immediately at the end of a leave granted in accordance with the layout of the Quebec Parental Insurance Plan.

By giving two (2) weeks notice, the employee may terminate his leave without pay.

The return to the work of the employee is made without damage with its rights, benefit and preferences just like if it had never been

17.06

A employee can go away from work, without wages, during ten (10) days per year to fill of the obligations connected to the guard, the health or the education of her child or of the child of united sound, or because of the health status of united sound, her father, her mother, a brother, a sister or one of her grandparents.

This leave can be split in days or half-days but with the agreement of the employer in this last case.

ARTICLE 18

HOLIDAYS

18.01	The following days are paid holidays,

New Year's Day

The day after New Year's Day

Easter Monday

Patriot day

St-Jean Baptist

Confederation

Labor Day

Thanksgiving

Christmas Eve

Christmas Day

The day after Christmas Day

Another day between Christmas and New Year’s Day

New Year's Eve

Birthday or 1 floating Day

18.02

Any non-working leave which occurs the end of the week is deferred the first working day which precedes or which follows the aforementioned non-working leave. For this purpose, the employer gives a notice of one of them (1) week.

18.03	The employee held to work at the time of a non-working leave is remunerated by double rate for the work hours carried out and this, besides the payment of the leave.

ARTICLE 19

Vacation

19.01	a)

The employee having less (1) year of service with April 30th of each year is entitled to one (1) day of paid vacation per month of service, up to ten (10) days, with a maximum of two (2) weeks. The employee engaged before fifteenth (15th) day of the month with right to its day off for the month where he is engaged.

b)           The employee having supplemented one (1) year of service to the 30 April of each year is entitled to two (2) weeks of vacancies paid with four percent (4%) of the annual salary gained between 1 st May of the previous year and April 30th of the current year.

c)           The employee having supplemented three  (3) years of service with April 30th of each year be is entitled to three  (3) weeks of vacancies paid with six percent (6%) of the annual salary gained between May 1 st previous year and April 30th of the current year.

d)           The employee having supplemented eight  (8) years of service with April 30th of each year be is entitled to four  (4) weeks of vacancies paid with eight percent (8%) of the annual salary gained between 1 st May of the previous year and April 30th of the current year.

e)           The employee having supplemented twelve  (12) years of service with April 30th of each year be is entitled to five  (5) weeks of vacancies paid with ten percent (10%) of the annual salary gained between 1 st May of the previous year and April 30th of the current year.

19.02	Choice for the summer period

a)For purposes of the application of this Article, the reference year is a period of twelve (12) consecutive months extending from May 1 to April 30.

b) Vacation must be taken within twelve (12) months after the reference year, between May 1st of this year and April 30th of the following year.

c) When the employer chooses to proceed with the closure of the plant during the two (2) weeks of the construction industry’s for the summer vacation, he shall notify the employees no later than May 1st. All employees must take their vacations during this closure.

However, notwithstanding any other layout of Article 19, the persons assigned to equipment maintenance may be required to work during a shutdown period.

Should an exceptional and urgent situation occur, the employer may appeal to volunteered employees to do the work.

d) April 30th of each year, the employer displays a list of employees in order of seniority. This list indicates the number of weeks of vacation to which the employee is entitled.

e) Between May 1st and May 15th, employees will inform the employer of the vacation they want to take before October  1st

f) On May 22nd of each year, the employer shall post the list of holiday periods and deliver a copy to the local union.

g) September 1st of each year, the employer displays a list of employees by seniority again. This list indicates,  if applicable, the number of weeks of vacation to which the employee is entitled up to April 30th of the following year. Employees shall inform the employer of their vacation preferences between the September 1st and 15th.  On September 22nd of each year, the employer shall post the list of holiday periods and provide a copy to the local union.

h) An employee who has not expressed their choice of holiday within the deadlines mentioned above gets the holiday of their choice in accordance with the layout of Article 19 and given at least two (2) week’s notice to the employer

i)The preference as to vacation dates shall be granted in order of seniority and job titles. However, at any time after the posting lists of holidays, an employee may use his seniority to move the holiday period of another employee.

j) The Employer reserves the right to determine the number of employees who may leave at the same time, without limiting the number to less than one employee per department.

19.03

The employee receives his vacation pay by bank transfer during his vacation period.

Upon written request of the employee, vacation pay is paid before leaving for vacation, as he so requests at least two (2) weeks before the start of the vacation period.

19.04

In the event of final suspension of employment, the employee is entitled, in accordance with the provisions of this article, an allowance equivalent to the duration of the vacancies acquired and not used.

19.05	With the agreement of the employer, the employee can split one of her weeks of annual vacancies in period of one (1) day.

19.06

If a non-working leave occurs during the vacancies of a employee, it could be deferred to a later date with being fixed of assent with the employer or, if she wishes it, being paid at the regular rate for this day at the same time as its remuneration of vacancies at the regular rate.

19.07

The employee unable to take her vacancies for reason of disability or occupational accident which has occurred before the beginning of her holiday period sees her vacancies deferred automatically even beyond the following year, except if the employee presents a request to the contrary effect.

If the vacancies could not be taken in the year following the base period, the employee can, without damage with her rights, to ask and obtain for the total remuneration of her pay of vacancies acquired at the date of the request.

19.08

For any absence for the base period, the method of calculating envisaged in article 74 of the Law on the Standards of work applies. The pay of vacancy of the previous year uses the calculation of the gross salary.

ARTICLE 20

SAFETY AND HEALTH

20.01

The employer and the trade union collaborate to reach the best possible conditions of health, safety and health with work with an aim of preventing the industrial diseases and the occupational accidents.

20.02	The employer shall take the necessary measures to ensure the safety and protect the health of employees during working hours.

20.03

The employer recognizes a committee of health and safety made up for the trade union of two (2) employees.

This is a Joint Committee. Each party shall have one vote. The quorum for meetings shall be at least one representative for each party among the people on the committee.

20.04	The functions of this committee are those envisaged in articles 37 and 78 of Law on the health and occupational safety.

The committee meets one (1) time in all the two (2) months and this, during the regular hours of work.

At the meetings and work of the aforesaid committee, the paid people are famous being with work.

20.05

The employer shall provide, at his expense and to all employees,  all means and personal protective equipment determined by regulation or necessary to accomplish a task. As for shoes (boots) security that the employee must absolutely wear for work,  the employer provides through his authorized vendor, shoes consistent with the current standards for a maximum of one hundred and twenty five (125.00 $) dollars per worked year

.

20.06	a)

A employee has the right to refuse to carry a work if it has reasons reasonable to believe that the execution of this work exposes to a danger to its health, its safety or its integrity physics, or can have the effect to expose another person to one similar danger.

b) The employee cannot however exert this right if the refusal to carry the work in immediate danger the life, health, safety puts or physical integrity of another person or if conditions of execution of this work are normal in the kind of work that she exerts.

c) Subject to the provisions of the law, the employer cannot make to carry the work by another employee or one nobody who usually works out of the establishment.

d) The employee who exerts her right of refusal is famous being with work when she exerts this right.

E) When a employee refuses to carry a work, it must to inform its immediate superior of it as soon as possible.

F) The employer must carry out the examination of the situation and bring them necessary corrective measures.

G) The employer be able to require that the employee who exerted sound right of refusal remains available on the workplaces and to affect it temporarily with another task which it is reasonably in measure to achieve.

h) In the event of objection referring directly or indirectly to the exercise of the right of refusal, the seized referee by the objection must grant to the employee the same presumption as that envisaged with the article 255 of the Law on the occupational accidents and the occupational diseases.

20.07	No form of responsibility or disengagement of responsibility which the employer requires of a employee is valid.

20.08	Temporary assignment

When the employer wishes to use the temporary assignment for a employee victim of an industrial accident, the following procedure applies:

The employer must obtain the agreement of the attending physician of the employee who signs the official form of the CSST envisaged for this purpose.

This work does not involve a danger to health, the safety or the physical integrity of the person paid taking into account her lesion.

This work must be favorable to the readjustment of the employee.

The necessary tasks of the employee are tasks normally necessary to the company.

Such temporary assignment should not have for effect to move a person paid on her station or to reduce the work hours of a employee.

The échant case, the work day of a person paid in temporary assignment is reduced amongst hours necessary for transport, the treatment or the necessary medical examination in relation to its industrial accident. The employee is then famous being with work.

The employer gives to an union representative of the committee of health and safety copies form signed by the attending physician.

ARTICLE 21

PAYMENT OF WAGES

21.01

Employees have the right, according to their occupation, wage rates provided in Annex A of the Convention.

An employee whose pay rate exceeds the maximum rate of his occupation on the date of the signing of the collective agreement maintains its wage rate until the wage rate for the occupation reaches his out of range wage rate.

21.02	The wages are paid by direct deposit on its account under presentation of supporting documents. The pay is given or poured according to the case Thursday, with every week.

Additional clause an error on the pay, the employer begins to refund the person paid in the twenty-four (24) hours.

Additional clause an error on the pay caused by the employee, this one will be refunded on the following pay.

21.03	The pay of a employee who is not present at the can be given to another employee, provided that it has a signed official authorization.

21.04	The information having to appear on the pay slips must be written in French in normally comprehensible terms so that the employee can understand all information which its pay slip contains:

The name of the employer;

The name of the employee;

Identification of the employment of the employee;

The date of the payment and the period of work which corresponds to payment;

The number of hours paid with the normal level;

The number of overtime paid with applicable increase;

The nature and the amount of the bonuses, allowances or allowances poured;

The standard of wages;

The amount of the gross salary;

The nature and the amount of the operated deductions;

The amount of the net salary paid with the employee.

No reserve can be made on the pay of a person paid without a written authorization of the employee concerned, except for legal and obligatory reserves prescribed under the terms of convention or by the law.

21.05

The employee who must of the money to the employer must, at every week, to refund of her gross salary her debt towards the employer, as envisaged at the time of the original agreement between the employee and the employer and this one are justified to reduce the aforementioned amount on the pay of the person paid without another formality.

If the employee leaves her employment before to have refunded all its debt, the employer retains on any sum to give to the employee the amount sufficient for the payment of the debt of this person.

21.06

The employee who works at another or various stations receives the wages of the station best remunerated for time worked by this station, in as far as it occupied it at least one (1) continuous hour inside the same day.

In addition, the employee who works at a station whose time rate is lower than its regular rate preserves the time rate attached to its station, except following a setting on foot.

ARTICLE 22

TRAINING

22.01

When a new not planned position hereunder is created or when significant new tasks are assigned to an employee, the employer must negotiate pay rates with the union. If the parties fail to reach an agreement within a reasonable time, the dispute is submitted to arbitration as provided in Article 14 of this collective agreement.

22.02

The employer grants without expenses to the employee the formation necessary and reasonable for his maintenance on his station when the employer brings technological changes or that it requires requirements higher than those necessary when the employee obtained the position which she holds. During any formation, the employee is famous being with work.

LAY-OFF NOTICES

23.01

The employer shall give written notice to the employee before terminating his employment contract or laying him off for four (4) months or more.

The notice shall be one (1) week if the employee has completed three (3) months to one (1) year of continuous service, two weeks if he completed one (1) to five (5) years of continuous service, four (4) weeks if he has completed five (5) to ten (10) years continuous service and eight (8) weeks if he has completed ten (10) and or more years of continuous service.

The employer who does not give notice provided in this article or who gives insufficient notice must pay to the employee an amount equivalent to his regular wage compensatory allowance, regardless of overtime, for a period equal than the duration or the remaining period of notice to which he was entitled.

The indemnity must be paid at the time of termination or at the expiration of the recall rights of the employee for a layoff of more than four (4) months.

An employee called back to work before the expiration of recall rights for a period at least equal to the length of the notice is not entitled to compensatory indemnity.

Article 23.01 does not apply in the relation of an employee who has committed a serious offense or that the end of the contract of employment or layoff is due to a case of major force.

ARTICLE 24

RESTROOMS

24.01	The employer agrees to maintain a room suitable for the paid people provided with racks which can be barred by the person paid with her own lock.

24.02

The employer puts at the disposal of paid people, a place to take the meal or the coffee breaks.   This place understands a refrigerator as well as tables and chairs in sufficient quantity. For this purpose, the employer agrees to make clean regularly the aforementioned room.

24.03	The employer puts at the disposal of paid people an external shelter being used as smoking-room.

ARTICLE 25

PARKING

25.01	The employer provides free to the paid people a space of parking.

ARTICLE 26

PERSONAL VEHICLE

26.01	When a employee must achieve her functions outside the establishment, she is regarded as being with work, including the time used for her displacement.

When it uses its car, the employee receives fifty hundred (0.50 $) per kilometer.

26.02

Except in the event of heavy fault, the employer commits himself protecting by an insurance policy responsibility the employee of which the civil responsibility could be committed by the fact of the performance of its duties.

If it does not take such an insurance, the employer then assumes the fact and the cause of the employee and does not exert against the latter any claim in this respect.

ARTICLE 27

APPENDICES AND LETTERS OF AGREEMENT

27.01	The appendices and letters of agreement form integral part of this convention.

ARTICLE 28

SUBCONTRACTING

28.01

The employer agrees not to make carry out by subcontractors of the work normally carried out by the paid people if that causes to create a setting on foot, an abolition of station or a reduction of the work hours. The employer informs the local trade union of under granted contracts.

28.02	In spite of what precedes, the employer can grant in subcontracting transport by haulage.

If necessary, the employee whose station is abolished does not undergo any reduction in her standard of wages following the application of the procedure of supplantation mentioned to article 11 of this collective agreement.

ARTICLE 29

SOLIDARITY FUNDS FTQ

29.01	The employer agrees to collaborate with the trade union to allow the paid people, having finished their period of probation, to profit from the plan of savings of Solidarity funds FTQ.

29.02

For this purpose, the employer agrees to pour at the Solidarity funds, for and in the name of each employee taking part in the Funds in an account REÉR, an amount of money equivalent to that subscribed by the person paid up to three percent (3%) of the gained wage paid by the employer provided that the employee pays at least the same amount.

29.03

Moreover, the employer agrees to deduce with the source on the pay from each employee who wishes it and who signed the form of subscription, the amount indicated by the person paid for the fixed duration or until adverse opinion.

29.04	A employee can in any time to modify the amount of her payments or to cease subscribing while forwarding an opinion in this direction to the Funds and to the employer.

29.05

The employer commits himself forwarding by check to the Funds at every month, at the latest the fifteenth (15th) day of the month following the taking away, the sums thus deduced under the terms of paragraph 30.03 as well as the sums due under the terms of paragraph 30.02. This handing-over must be accompanied by a state indicating the name, the insurance number social of each employee, assembling it taken for each one under the terms of paragraph 30.03 and the amount paid for each one under the terms of paragraph 30.02.

ARTICLE 30

INSURANCES

30.01	The employer shall establish a group insurance whose cost is equally assumed between the employer and the employees. This plan must contain at least the following elements:

This plan must contain the following elements at least:

-	A life insurance of 25,000$
-	A life insurance for the spouse of 10,000$
-	A life insurance for the children of 5,000 $
-	A health insurance: no deductible and with 90% reimbursement
-	Wage insurances: 75% minimum hundred and four (104) weeks
-	A plan covering the corrective lenses as well as contact lenses
-	An individual and family plan
30.02

When a employee is hospitalized, broken or in disease absence, the employer makes him an advance of wages each week, an amount equivalent for the benefits of insurance-wages and this, as a long time as the aforementioned benefit are not paid systematically and this, for a maximum of six (6) weeks.

30.03	An explanatory folder of the mode is given by the employer to each employee.

30.04	On request, the employer transmits to the trade union copies contract of insurances.

30.05	The employee will be responsible for her claims near the insurer for the group insurance. The employer will provide the necessary tools for this purpose.

ARTICLE 31

SICK PAY

31.01

January 1st from each year, the regular paid people receive thirty  (30) hours credit for sickness.    The employee who becomes regular after January 1st receives a credit proportional to what precedes.   As regards the other paid people, they receive a percentage of one and one-half percent (1.5%) added to their wages on each pay.

31.02

The regular employee who did not use complete his/her hours of sick pay to which the employee has right according to the preceding paragraph receives, at the latest on the pay covering December 31st each year, the payment of the hours thus accumulated and not used.  This payment is carried out on a distinct pay slip.

The sick regular employee can, as from the day of absence due to the sickness and in as much as they are working days, to draw from its credit of hour’s disease up to hours with its credit.

31.03	The employee who uses a sick leave receives one remuneration equivalent to that which it would have received if it had worked.

31.04	Medical ticket

At the time of any sick leave of more than two (2) days consecutive, the employer can require of the employee a medical ticket. If necessary, the expenses of such a medical ticket are the responsibility of the employer.

With his discretion, the employer can limit to once a month, by anybody paid, the application of this article.

31.05	Medical examination

When the employer challenges the validity of a medical certificate of a employee, it can require a medical examination by a doctor of its choice.  In such a case, this examination is done during the normal hours of work and the employee is famous being with work. All the medical and ancillary medical expenses incurred by such an examination are the responsibility of the employer. The employee receives copy of the report of the doctor of the employer at once that it is produced.

ARTICLE 32

TERM OF AGREEMENT

32.01	The present collective agreement comes into force on the date of its signing and shall remain until (three years after its entry into force).

32.02	The work conditions contained in present convention remain in force to the coming into effect of a new convention.

32.03

If a provision of an act of a regulation of public order envisages a provision higher than the collective agreement, this one is automatically amended in order to be in conformity or equal so that the law envisages.

Ight hundred
32.04	A signing bonus of eight hundred (800) dollars is paid by the employer on a separate check to all employees during the week following the signing of the collective agreement.

APPENDIX WITH
TITLES OF EMPLOYMENT, RATE AND SCALES OF WAGES

Time rates and scales of wages for March 27th 2014

Titles of employment	Probation	Classify B	Classify A
Specialized mechanic	21.37	23.20	24.42
Technician	20.34	22.09	23.25
Technician of support	20.13	21.85	23.00
High voltage winder	18.37	19.94	20.99
Assembler/welder high voltage	18.24	19.80	20.84
Cutting machine HT operator	17.62	19.13	20.14
Roller of high voltage	17.12	18.59	19.57
Winder	16.72	18.15	19.11
Assembler/welder	16.59	18.01	18.96
Cutting machine operator	16.09	17.47	18.39
Receiving/ shipping	16.01	17.39	18.30
Collector	15.58	16.92	17.81
Roller	15.48	16.81	17.69
Driver	15.31	16.63	17.50
Cold folding machine operator	14.74	16.01	16.85
Day laborer	14.01	15.21	16.01

At March 27th 2015,

Titles of employment	Probation	Classify B	Classify A
Specialized mechanic	21.69	23.55	24.79
Technician	20.65	22.42	23.60
Technician of support	20.43	22.18	23.35
High voltage winder	18.64	20.24	21.30
Assembler/welder high voltage	18.51	20.09	21.15
Cutting machine HT operator	17.89	19.42	20.44
Roller of high voltage	17.38	18.87	19.86
Winder	16.98	18.43	19.40
Assembler/welder	16.84	18.28	19.24
Cutting machine operator	16.34	17.74	18.67
Receiving/ shipping	16.25	17.64	18.57
Collector	15.82	17.18	18.08
Roller	15.72	17.06	17.96
Driver	15.54	16.87	17.76
Cold folding machine operator	14.96	16.25	17.10
Day laborer	14.22	15.44	16.25

At March 27th 2016

Titles of employment	Probation	Classify B	Classify A
Specialized mechanic	22.07	23.96	25.22
Technician	21.01	22.81	24.01
Technician of support	20.79	22.57	23.76
High voltage winder	18.96	20.59	21.67
Assembler/welder high voltage	18.83	20.44	21.52
Cutting machine HT operator	18.20	19.76	20.80
Roller of high voltage	17.68	19.20	20.21
Winder	17.27	18.75	19.74
Assembler/welder	17.13	18.60	19.58
Cutting machine operator	16.63	18.05	19.00
Receiving/ shipping	16.53	17.95	18.89
Collector	16.10	17.48	18.40
Roller	15.99	17.36	18.27
Driver	15.81	17.17	18.07
Cold folding machine operator	15.23	16.53	17.40
Day laborer	14.46	15.70	16.53

APPENDIX  B

Shift Premium

2.1

Premium - evening and night

Any employee assigned to the evening shift shall receive an hourly premium of seventy-five cents  ($0.75)

Any employee assigned to the night shift shall receive an hourly premium of one dollar and twenty-five cents ($1.25).

2.2	Premium - team leader

Premium time of two dollars  (2.00 $).

2.3The premiums referred to in this appendix are incorporated in the salary for the purposes of applying the benefits of the collective agreement.

Agreement letter – Students

The parties agree to hire students for the period from May 1st to the first Monday in September. The employer determines the assignment of the employee who can be moved at any time.

The hourly rate for students is twelve ($12.00) dollars. They are not eligible to any benefits,  bonus and direct or indirect compensation.

Remuneration for public holidays is calculated at the rate of one-twentieth (1/20) of the wages earned during the four (4) full weeks of pay before the week of the holiday, excluding overtime hours. The allowance for annual vacation is calculated at the rate of four percent (4%) of the gross wages earned by the student. This annual vacation allowance is paid in a single payment at the end of the work period.

Students must pay their union dues.

IN WITNESS WHEREOF, the parties signed in Farnham, this 27th day of the month of March 2014.

EMPLOYER	TRADE UNION

/s/ Pascal Grenier	/s/ Patrick Barbeau

/s/ Pierrot Brosseau	/s/ Frédérick Martel

/s/ Guy Beaudoin	/s/ Jean Labelle

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